IMMEDIATE RELEASE

Evans Bancorp Reports 2010
Net Income of $4.8 Million

HAMBURG, NY, February 10, 2011 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE Amex: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the fourth quarter and year ended December 31, 2010.

HIGHLIGHTS OF THE 2010 FOURTH QUARTER AND YEAR-END

•	Net income increased to $4.8 million, or $1.34 per diluted share, in 2010, from $0.7 million, or $0.25 per diluted share, in 2009.

•	Return on average equity improved to 8.35% in 2010 compared with 1.57% in 2009.

•	Core loans (defined as total loans and leases less direct financing leases) increased 5.5% in the fourth quarter of 2010, or 22.0% annualized, to $512.5 million.

•	Total deposits grew 9.0% to $544.5 million in 2010 driven by continued growth in total checking and savings deposits, which increased $11.3 million, or 2.9%, during the fourth quarter and $45.6 million, or 12.8%, for the year.

•	Provision for loan and lease losses of $1.4 million in the 2010 fourth quarter included $0.4 million for the leasing portfolio which continues to wind down after the Company exited the business in 2009.

•	Strong capital position with Total Risk-Based Capital ratio of 14.31% at December 31, 2010, compared with 11.17% at December 31, 2009.

The Company had net income of $0.5 million, or $0.12 per diluted share, in the fourth quarter of 2010, a decrease from net income of $1.4 million, or $0.49 per diluted share, in the fourth quarter of 2009. The change in net income reflects a provision for loan and lease losses of $1.4 million in the fourth quarter of 2010, which was $0.5 million higher than the fourth quarter of 2009. The 2010 fourth quarter included a $0.4 million provision for the Company’s leasing portfolio, compared with zero provision for the leasing portfolio in last year’s fourth quarter. Last year’s fourth-quarter provision did not have any amount included for the leasing portfolio. The return on average equity was 3.00% for the fourth quarter of 2010, compared with 11.93% in the fourth quarter of 2009.

For the twelve months ended December 31, 2010, Evans recorded net income of $4.8 million, or
$1.34 per diluted share, compared with net income of $0.7 million, or $0.25 per diluted share, in 2009. The significant increase in net income was largely a result of higher net interest income due to a larger core loan base combined with favorable deposit pricing, and a lower provision for loan and lease losses driven by lower lease balances. The return on average equity was 8.35% for the twelve-month period ended December 31 2010, compared with 1.57% in 2009.

David J. Nasca, President and CEO of Evans Bancorp, stated, “We believe that throughout the difficult recession and tenuous recovery, we have successfully executed a strategy designed to navigate an uncertain business climate and position Evans for improved performance as market conditions strengthen. We have focused on opportunistically growing market share by offering responsive, value-added, personalized relationships and continued to provide credit to an expanding array of quality borrowers while many competitors pulled back. We took action to safeguard asset quality by exiting the leasing business in 2009 and we strengthened our balance sheet with a successful public offering of equity in May of 2010, which raised $13.4 million and provided additional capital for growth. With these actions, Evans has returned to a more historic profile of profitability and is well-positioned to further build market share both organically and through acquisition.”

Mr. Nasca continued, “During the fourth quarter, our loan and core deposit portfolios experienced continued solid growth. This was an unqualified demonstration of our ability to competitively capture market share. We believe this has been a direct result of our strategic focus on getting our clients to entrust their complete banking relationship to Evans.”

Supplemental Non-GAAP Results of Operations Disclosure

To provide investors with greater understanding of the Company’s operating results, in addition to the results measured in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company provides supplemental reporting on “net operating income,” which excludes items that management believes to be non-operating in nature. Specifically, net operating income excludes gains and losses on the sale and call of securities, non-cash impairment and amortization of acquisition-related goodwill and intangible assets. This non-GAAP information is being disclosed because management believes that providing these non-GAAP financial measures provides investors with information useful in understanding the Company’s financial performance, its performance trends, and financial position. While the Company’s management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP, nor is it necessarily comparable with non-GAAP measures which may be presented by other companies. The reconciliation of net operating income and diluted net operating earnings per share to GAAP net income and GAAP diluted earnings per share is presented in the following table.

Reconciliation of GAAP Net Income to Net Operating Income (non-GAAP)

	Three months ended		Twelve months ended
	December 31,		December 31,
(in thousands, except per share)	2010	2009	2010	2009
GAAP Net Income	$484	$1,371	$4,840	$707
Gain on sale and call of securities [1]	(1)	(1)	(5)	(11)
Goodwill impairment charge [1]	—	—	—	1,210
Amortization of intangibles [1]	135	161	549	568
Gain on bargain purchase [1]	—	—	—	(409)
Net operating income[2]	$618	$1,531	$5,384	$2,065

GAAP diluted earnings per share	$0.12	$0.49	$1.34	$0.25
Gain on sale and call of securities [1]	—	—	—	—
Goodwill impairment charge [1]	—	—	—	0.43
Amortization of intangibles [1]	0.03	0.06	0.15	0.21
Gain on bargain purchase [1]	—	—	—	(0.15)
Diluted net operating earnings per share [2]	$0.15	$0.55	$1.49	$0.74

1 After any tax-related effect

2 Non-GAAP measure

Net Interest Income
Net interest income was $6.1 million during the fourth quarter of 2010, flat compared with the fourth quarter of 2009 and the third quarter of 2010, as growth in net interest-earning assets was offset by net interest margin contraction. Core loans, which are defined as total loans and leases less direct financing leases, were $512.5 million at December 31, 2010, an increase of 11.9% from $458.1 million at December 31, 2009, and up 5.5% (22.0% annualized) from $485.8 million at September 30, 2010. The Company experienced growth in both its commercial/industrial and consumer loan portfolios.

The national direct financing lease portfolio declined $3.3 million during the fourth quarter of 2010 to
$15.5 million. The Company ceased lease originations in the second quarter of 2009 and is winding down the portfolio and exiting this business line. In the third quarter of 2009, Evans announced that it had ceased its efforts to sell the portfolio and intended to service it until maturity. At December 31, 2010, the national direct financing lease portfolio comprised 2.9% of the Company’s total loans and leases portfolio, down from 3.7% at September 30, 2010 and 6.4% at December 31, 2009.

Investment securities were $93.3 million at December 31, 2010, down 5.9% from $99.2 million at the end of the third quarter of 2010, though up 18.1% from $79.0 million at the end of fourth quarter of 2009. The Company raised $13.4 million in capital in May 2010 which it intends to use to support future growth. In the interim, the Company used the capital to purchase investment securities.

Total deposits were $544.5 million at December 31, 2010, up 9.0%, or $45.0 million, from $499.5 million at December 31, 2009, and up 1.7%, or $9.2 million compared with $535.3 million at September 30, 2010. The year-over-year growth reflects strong core deposit expansion across a variety of products, including the Company’s Better Checking product (included in the NOW category) along with its complementary Better Savings product. These products have been successful in garnering new accounts, as they require deep customer relationships and reward the Company’s customers for doing more business with the Bank. The Company also experienced an increase in commercial demand and business money market savings balances, a result of its strategic focus to target commercial deposits. The majority of the $10.2 million (11.6%) increase in demand deposits over the prior-year fourth quarter was from commercial customers. Although a portion of deposit growth can be seasonal and reflective of transaction activity, the results reflect solid growth in a very competitive marketplace.

Although net interest margin experienced compression throughout 2010 due to the declining interest rate environment, it remained relatively strong at 4.00% for the fourth quarter of 2010. Net interest margin was 4.18% in the 2010 third quarter and 4.34% in the 2009 fourth quarter. As the low interest rate cycle matures, the Company’s loan and investment portfolios continue to re-price into lower yields as evidenced by a decline in yield on interest-earning assets of 18 basis points on a linked quarter basis to 5.55% and 39 basis points from the fourth quarter 2009. The Company benefited from re-pricing its interest-bearing liabilities much earlier in the interest rate cycle and these rates have fallen less than its interest-earning assets in 2010. Correspondingly, the cost of interest-bearing liabilities for the Company declined 3 basis points in the fourth-quarter 2010 from the third-quarter 2010 and decreased 13 basis points from the fourth-quarter 2009. Additionally, the Company has been successful in attracting new customers, with most of that success coming in the premium-rate Better Checking, Better Savings, and business money market accounts. While these products have put some short-term pressure on the net interest margin, the Company expects to benefit in the long term from the deeper relationships that these products provide.

Allowance for Loan and Lease Losses and Asset Quality

The provision for loan and lease losses increased to $1.4 million in the fourth quarter of 2010, from
$1.0 million in the third quarter of 2010 and $0.9 million in the fourth quarter of 2009. The increase from the trailing third quarter of 2010 was related to a rise in the Company’s non-performing loans of $3.5 million, primarily associated with one large commercial real estate loan, and a reassessment of other non-performing assets. The increase when compared with the fourth quarter of 2009, which did not have any leasing provision, was primarily due to the $0.4 million provision for leases. Leasing non-accruals increased $0.6 million at December 31, 2010 compared with September 30, 2010. With write-offs and portfolio run-off continuing for the leasing portfolio and non-accruing leases increasing, management determined that an additional $0.4 million in reserve for lease losses was appropriate in the fourth quarter of 2010.

Gary Kajtoch, Executive Vice President and CFO of Evans Bank noted, “We continue to grow our allowance for loan losses as we carefully evaluate our risks in a still relatively challenged economy. We also remain consistent with our conservative underwriting standards as we grow our loan portfolio to take advantage of significant business opportunities.”

As a result of the larger provision in the fourth quarter of 2010, the ratio for the allowance for loan and lease losses to total loans and leases ratio increased to 1.97% at December 31, 2010, compared with 1.80% at September 30, 2010, and 1.42% at December 31, 2009.

Net charge-offs to average total loans and leases, decreased to 0.06% in the fourth quarter of 2010 from 0.18% in the third quarter of 2010, and up from 0.01% in the fourth quarter of 2009. The charge-off percentage remains under industry norms and is indicative of the Bank’s historical focus on well-collateralized credits. Management continues to maintain a conservative approach in reserving for potential losses in this environment of extended economic volatility.

During the fourth quarter of 2010, management deemed $0.4 million in leases as uncollectible compared with $0.3 million in the third quarter of 2010 and $1.6 million in the comparative fourth quarter of 2009. After previously marking the leasing portfolio to its then-market value as of June 30, 2009 and putting it up for sale, the Company placed the leasing portfolio back into held-for-investment on September 30, 2009 concluding that holding the portfolio would ultimately provide greater value to the Company than selling at the prices that were offered by potential buyers. The difference between the lease principal value and the book value initially created by the mark-to-market adjustment is adjusted over time as specific leases are deemed uncollectible and written down to zero value. Leases are reported at $15.5 million, which is the principal balance of $17.0 million, net of the remaining mark of $1.5 million. Mr. Kajtoch noted, “The leasing portfolio continues to be a challenge, albeit a rapidly shrinking one. Although we may have to add to our allowance in the future, the portfolio is winding down at a rate of a little more than $0.8 million per month. As a result, at $17.0 million currently, it will not be long before the entire leasing portfolio will be no larger than a single commercial relationship for us.”

The ratio of non-performing loans and leases to total loans and leases increased to 2.64% at
December 31, 2010, from 1.96% at September 30, 2010 and was unchanged from December 31, 2009. The increase in the ratio during the fourth quarter of 2010 was a result of the addition of a larger commercial loan, as previously noted, and an increase in non-performing leases. The total coverage ratio for non-performing loans and leases was 74.85% at December 31, 2010 compared with 53.80% at December 31, 2009.

The FDIC assisted acquisition of Waterford Bank in July of 2009 accounts for $2.5 million of the Company’s $11.0 million in non-performing loans. These loans are part of a loss-sharing agreement with the FDIC in which the FDIC bears at least 80% of the losses on these loans. If the leasing portfolio mark of $1.5 million is included and the partially FDIC-guaranteed Waterford loans are excluded, the Company’s coverage ratio for non-performing loans and leases would have been 103.1% at December 31, 2010.

Non-Interest Income

Non-interest income, which represented 31.7% of total revenue in the fourth quarter of 2010, declined 4.6%, or $0.1 million, to $2.8 million when compared with the fourth quarter of 2009. The decrease was attributable to a reduction in service charges and insurance agency revenue, offset somewhat by higher loan fees from increased origination volume. Service charges on deposits decreased $140 thousand, or 24.3%, compared with the fourth quarter 2009, primarily due to Regulation E rules pertaining to overdraft fees. Insurance agency revenue of $1.3 million was down $152 thousand, or 10%, when compared with the 2009 fourth quarter as the soft insurance market and macro-economic conditions continue to put downward pressure on personal and commercial property and casualty insurance commissions. Compared with the trailing third quarter of 2010, The Evans Agency’s revenue was $0.4 million lower due to seasonality.

Non-Interest Expense

Total non-interest expense was $6.7 million in the fourth quarter of 2010, an increase of $0.2 million, or 2.6%, from $6.5 million in the fourth quarter of 2009. The largest component of the increase was salaries and employee benefits, which increased $0.7 million, or 22.1%, to $3.8 million in the fourth quarter of 2010 compared with the prior-year fourth quarter. This rise reflected higher variable compensation and increased staff, including commercial loan officers and other business-generating positions. The Company did not accrue any bonus in the prior-year period due to Company performance in 2009. This was partially off-set by a decline in other expenses as the Company continues its efforts to create greater efficiencies while dedicating increased resources to revenue growth.

Mr. Nasca noted, “We continue to make additional investments in human capital, infrastructure and systems as we focus our efforts on growing both the number of clients we serve and the depth and breadth of service we provide to them.”

As a result of the increase in non-interest expenses and the decrease in non-interest income, the efficiency ratio, excluding goodwill impairment and intangible amortization, increased to 72.23% for the fourth quarter of 2010, from 68.98% in the fourth quarter of 2009. The Company’s efficiency ratio for the third quarter of 2010 was 66.57%.

Income tax expense for the quarter ended December 31, 2010 was $0.4 million, an effective tax rate of 42.9%, compared with an effective tax rate of 32.6% in the third quarter of 2010. The higher effective tax rate for the quarter reflected adjustments as it relates to the wind down of the leasing portfolio requiring an increase in the state income tax valuation allowance. The 32% effective tax rate for third quarter 2010 is more indicative of a normalized rate.

2010 Year in Review

Net interest income for the year was $24.5 million, an increase of $1.9 million, or 8.4%, over 2009, primarily due to strong growth in the Company’s commercial loan portfolio. The falling interest rate environment has resulted in a compression of the net interest margin, although still historically strong, to 4.16% in 2010 from 4.33% in 2009.

The Company’s provision for loan and lease losses decreased from $10.5 million in 2009 to $3.9 million in 2010. The $6.6 million decrease was mainly a result of delinquency and charge-offs in the Company’s national lease portfolio in 2009 and the corresponding mark-to-market adjustment the Company took in the second quarter of 2009 on that portfolio.

Non-interest income was $12.6 million for the year, down $1.4 million from 2009. A large part of the reduction was due to the impact of a bargain purchase gain of $0.7 million from the Waterford Village Bank acquisition recorded in July 2009. Also negatively impacting non-interest income was lower bank service charges of $0.4 million primarily due to Regulation E rules pertaining to overdraft fees. Additionally, insurance revenue decreased $0.2 million to $7.0 million as the insurance business continues to experience a soft insurance market.

Non-interest expense was flat at $26.1 million. Adjusting for a non-cash charge for impairment of the entire $2.0 million of goodwill associated with the Company’s leasing business in 2009, non-interest expense was up $2.0 million, or 8.4%, in 2010. The increase reflects higher salaries and employee benefits of $2.1 million due to the addition of new employees as part of the Company’s planned growth strategy. Also, there was a bonus accrual in 2010 after no bonuses were awarded the previous two years due to the Company’s performance.

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the federal “well capitalized” standard, including a Tier 1 leverage ratio of 9.93% at December 31, 2010. Book value per share was $15.45 at December 31, 2010, compared with $15.72 at September 30, 2010, and $16.34 at December 31, 2009. Tangible book value per share at the end of the 2010 fourth quarter was $13.18, down 1.6% from the end of the 2010 third quarter and up 3.6% from the same period in 2009.

Conclusion

Mr. Nasca concluded, “Evans has demonstrated stamina and strategic focus as a community bank, continuing to grow, expand relationships with our clients and build our brand and presence in Western New York, despite extremely challenging times for the financial services industry. The industry continues to confront significant increases in regulatory burden, economic instability and an interest rate environment that poses a threat to future earnings and growth. We believe Evans is well-positioned to address these concerns and grow profitably in the future. During 2011, we expect to add an additional branch in a desirable market in the region and have plans for further organic growth over the next few years. We are also regularly assessing opportunities to grow through acquisition and expand our footprint.”

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $672 million in assets, 13 branches and $545 million in deposits at December 31, 2010. Evans is a full-service community bank providing comprehensive financial services to consumer, business and municipal customers throughout Western New York. Evans Bancorp’s wholly-owned insurance subsidiary, The Evans Agency, Inc., provides property and casualty insurance through 14 insurance offices in the Western New York region. Evans Investment Services, Inc., a wholly-owned subsidiary of Evans Bank, provides non-deposit investment products such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their Web sites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
Gary A. Kajtoch Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: gkajtoch@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

TABLES FOLLOW

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)

(in thousands except shares and per share data)	2010	2010	2010	2010	2009
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

ASSETS
Investment Securities	93,332	99,247	97,174	88,089	79,018
Loans	512,503	485,843	480,333	472,932	458,082
Leases	15,475	18,745	22,673	26,704	31,486
Allowance for loan and lease losses	(10,424)	(9,099)	(8,305)	(8,170)	(6,971)
Goodwill and intangible assets	9,269	9,490	9,711	9,938	10,169
All other assets	51,368	54,654	56,427	45,455	47,660
Total assets	671,523	658,880	658,013	634,948	619,444

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand deposits	$98,016	$94,809	$95,908	$87,759	$87,855
NOW deposits	32,683	30,386	25,674	20,611	15,619
Regular savings deposists	249,410	242,897	239,275	230,319	229,609
Muni-vest deposits	22,000	22,753	27,708	37,656	23,418
Time deposits	142,348	144,441	147,011	134,495	143,007
Total deposits	544,457	535,286	535,576	510,840	499,508
Borrowings	52,226	47,527	49,672	65,880	63,146
Other liabilities	11,776	12,138	9,872	11,293	10,831
Total stockholders’ equity	63,064	63,929	62,893	46,935	45,959

SHARES AND CAPITAL RATIOS
Common shares outstanding	4,081,960	4,067,044	4,067,044	2,827,894	2,813,274
Treasury shares	-	-	-	-	-
Book value per share	15.45	15.72	15.44	16.60	16.34
Tangible book value per share	13.18	13.39	13.05	13.08	12.72
Tier 1 leverage ratio	9.93%	9.99%	10.18%	7.88%	7.80%
Tier 1 risk-based capital ratio	13.05%	13.28%	13.10%	10.08%	9.92%
Total risk-based capital ratio	14.31%	14.54%	14.36%	11.34%	11.17%

ASSET QUALITY DATA
Non-performing loans	10,996	7,531	8,607	8,479	10,043
Non-performing leases	2,931	2,373	2,445	2,894	2,905
Total non-performing loans and leases	13,927	9,904	11,052	11,373	12,948
Net loan charge-offs (recoveries)	82	218	175	14	9
Net lease charge-offs	-	-	-	-	-
Total net loan and lease charge-offs	82	218	175	14	9

Non-performing loans/Total loans and leases	2.08%	1.49%	1.71%	1.70%	2.05%
Non-performing leases/Total loans and leases	0.56%	0.47%	0.49%	0.58%	0.59%
Non-performing loans and leases/Total loans and leases	2.64%	1.96%	2.20%	2.28%	2.64%
Net loan charge-offs/Average loans and leases	0.06%	0.18%	0.14%	0.01%	0.01%
Net lease charge-offs/Average loans and leases	0.00%	0.00%	0.00%	0.00%	0.00%
Net loan and lease charge-offs/Average loans and leases	0.06%	0.18%	0.14%	0.01%	0.01%
Allowance to loans and leases	1.97%	1.80%	1.65%	1.64%	1.42%

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)

(in thousands except share and per share data)	2010	2010	2010	2010	2009
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Interest income	7,844	7,992	7,836	7,746	7,884
Interest expense	1,759	1,759	1,737	1,668	1,817
Net interest income	6,085	6,233	6,099	6,078	6,067
Provision for loan and lease losses	1,407	1,012	309	1,214	917
Net interest income after provision	4,678	5,221	5,790	4,864	5,150

Deposit service charges	435	471	480	511	575
Insurance service and fee revenue	1,341	1,775	1,629	2,246	1,493
Bank-owned life insurance	109	117	133	108	112
Other income	944	760	737	837	784
Total non-interest income	2,829	3,123	2,979	3,702	2,964

Salaries and employee benefits	3,778	3,708	3,727	3,608	3,095
Occupancy	752	707	710	771	700
Repairs and maintenance	164	148	179	182	218
Advertising and public relations	180	88	257	102	210
Professional services	376	355	388	414	438
Technology and communications	259	265	163	225	493
Amortization of intangibles	221	221	228	231	262
FDIC insurance	268	312	217	226	392
Other expenses	661	645	679	692	682
Total non-interest expenses	6,659	6,449	6,548	6,451	6,490

Income before income taxes	848	1,895	2,221	2,115	1,624
Income tax provision	364	617	590	668	253
Net income	$484	$1,278	$1,631	$1,447	$1,371

PER SHARE DATA
Net income per common share-diluted	0.12	0.31	0.47	0.51	0.49
Cash dividends per common share	-	0.20	-	0.20	-
Weighted average number of diluted shares	4,079,388	4,068,301	3,460,225	2,823,559	2,812,166

PERFORMANCE RATIOS
Return on average total assets	0.29%	0.78%	1.02%	0.93%	0.89%
Return on average stockholders’ equity	3.00%	7.93%	11.79%	12.29%	11.93%
Efficiency ratio	72.23%	66.57%	69.72%	63.56%	68.98%

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED OPERATIONS DATA
(Unaudited)

(in thousands except share and per share data)	2010	2009
	Year to Date	Year to Date	Change

Interest income	$31,417	$30,701	2.3%
Interest expense	6,922	8,107	-14.6%
Net interest income	24,495	22,594	8.4%
Provision for loan and lease losses	3,943	10,500	-62.4%
Net interest income after provision	20,552	12,094	69.9%

Deposit service charges	1,897	2,260	-16.1%
Insurance service and fee revenue	6,992	7,191	-2.8%
Data center income	845	849	-0.5%
Bank-owned life insurance	468	578	-19.0%
Gain on bargain purchase	-	671
Other income	2,431	2,518	-3.5%
Total non-interest income	12,633	14,067	-10.2%

Salaries and employee benefits	14,821	12,751	16.2%
Occupancy	2,940	2,765	6.3%
Repairs and maintenance	674	721	-6.5%
Advertising and public relations	627	575	9.0%
Professional services	1,533	1,484	3.3%
Technology and communications	912	1,065	-14.4%
Goodwill impairment	-	1,985
Amortization of intangibles	900	930	-3.3%
FDIC insurance	1,023	941	8.7%
Other expense	2,677	2,840	-5.7%
Total non-interest expense	26,107	26,057	0.2%

Income before income taxes	7,078	104	6705.8%
Income tax provision (benefit)	2,238	(603)	-471.1%
Net income	$4,840	$707	584.6%

PER SHARE DATA
Net income per common share-diluted	$1.34	$0.25	436.0%
Cash dividends per common share	$0.40	$0.61
Weighted average number of diluted shares	3,618,119	2,793,612

PERFORMANCE RATIOS
Return on average total assets	0.75%	0.12%
Return on average stockholders’ equity	8.35%	1.57%
Efficiency ratio	67.90%	63.16%

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES
(Unaudited)

(in thousands)	2010	2010	2010	2010	2009
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
AVERAGE BALANCES
(dollars in thousands)
Loans and leases, net	$504,704	$496,037	$492,243	$484,241	$476,651
Investment securities	96,575	98,606	81,118	81,623	81,482
Interest bearing deposits at banks	7,347	2,189	6,678	2,333	1,394
Total interest-earning assets	608,626	596,832	580,039	568,197	559,527
Non interest-earning assets	60,808	59,403	57,560	55,477	56,061
Total Assets	669,434	656,235	637,599	623,674	615,588
NOW	31,086	26,684	22,388	19,638	13,264
Regular savings	245,511	240,424	233,926	231,761	224,394
Muni-Vest savings	28,906	25,162	35,076	30,913	32,065
Time deposits	142,794	145,202	140,952	140,381	149,018
Total interest-bearing deposits	448,297	437,472	432,342	422,693	418,741
Other borrowings	47,054	46,568	49,707	58,893	50,545
Total interest-bearing liabilities	495,351	484,040	482,049	481,586	469,286
Demand deposits	97,879	96,669	89,550	83,995	88,780
Other non-interest bearing liabilities	11,582	11,099	10,652	11,004	11,545
Stockholders’ equity	64,622	64,427	55,348	47,089	45,977
Total Liabilities and Equity	669,434	656,235	637,599	623,674	615,588
YIELD/RATE
Loans and leases, net	5.55%	5.73%	5.73%	5.73%	5.94%
Investment securities	3.47%	3.57%	3.87%	3.94%	3.96%
Interest bearing deposits at banks	0.27%	0.18%	0.18%	0.06%	0.06%
Total interest-earning assets	5.16%	5.36%	5.40%	5.45%	5.64%
NOW	1.13%	1.05%	1.00%	0.75%	0.51%
Regular savings	0.69%	0.70%	0.69%	0.70%	0.82%
Muni-Vest savings	0.48%	0.46%	0.46%	0.52%	0.50%
Time deposits	2.53%	2.55%	2.61%	2.48%	2.64%
Total interest-bearing deposits	1.29%	1.32%	1.31%	1.28%	1.43%
Other borrowings	2.65%	2.71%	2.55%	2.17%	2.52%
Total interest-bearing liabilities	1.42%	1.45%	1.44%	1.39%	1.55%
Interest rate spread	3.74%	3.91%	3.96%	4.06%	4.09%
Contribution of interest-free funds	0.26%	0.27%	0.25%	0.22%	0.25%
Net interest margin	4.00%	4.18%	4.21%	4.28%	4.34%